Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) February 1, 2024—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2023.

Fourth Quarter 2023
•Net sales increased 14% to $170.0 billion in the fourth quarter, compared with $149.2 billion in fourth quarter 2022. Excluding the $1.3 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 13% compared with fourth quarter 2022.
•North America segment sales increased 13% year-over-year to $105.5 billion.
•International segment sales increased 17% year-over-year to $40.2 billion, or increased 13% excluding changes in foreign exchange rates.
•AWS segment sales increased 13% year-over-year to $24.2 billion.
•Operating income increased to $13.2 billion in the fourth quarter, compared with $2.7 billion in fourth quarter 2022.
•North America segment operating income was $6.5 billion, compared with an operating loss of $0.2 billion in fourth quarter 2022.
•International segment operating loss was $0.4 billion, compared with an operating loss of $2.2 billion in fourth quarter 2022.
•AWS segment operating income was $7.2 billion, compared with operating income of $5.2 billion in fourth quarter 2022.
•Net income increased to $10.6 billion in the fourth quarter, or $1.00 per diluted share, compared with $0.3 billion, or $0.03 per diluted share, in fourth quarter 2022.
•Fourth quarter 2023 net income includes a pre-tax valuation loss of $0.1 billion included in non-operating income (expense) from the common stock investment in Rivian Automotive, Inc., compared to a pre-tax valuation loss of $2.3 billion from the investment in fourth quarter 2022.
Full Year 2023
•Net sales increased 12% to $574.8 billion in 2023, compared with $514.0 billion in 2022. Excluding the $0.1 billion unfavorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales increased 12% compared with 2022.
•North America segment sales increased 12% year-over-year to $352.8 billion.
•International segment sales increased 11% year-over-year to $131.2 billion.
•AWS segment sales increased 13% year-over-year to $90.8 billion.
•Operating income increased to $36.9 billion in 2023, compared with $12.2 billion in 2022.
•North America segment operating income was $14.9 billion, compared with an operating loss of $2.8 billion in 2022.
•International segment operating loss was $2.7 billion, compared with an operating loss of $7.7 billion in 2022.
•AWS segment operating income was $24.6 billion, compared with operating income of $22.8 billion in 2022.

•Net income was $30.4 billion in 2023, or $2.90 per diluted share, compared with a net loss of $2.7 billion, or $0.27 per diluted share, in 2022.
•2023 net income includes a pre-tax valuation gain of $0.8 billion included in non-operating income (expense) from the common stock investment in Rivian Automotive, Inc., compared to a pre-tax valuation loss of $12.7 billion from the investment in 2022.
•Operating cash flow increased 82% to $84.9 billion for the trailing twelve months, compared with $46.8 billion for the trailing twelve months ended December 31, 2022.
•Free cash flow improved to an inflow of $36.8 billion for the trailing twelve months, compared with an outflow of $11.6 billion for the trailing twelve months ended December 31, 2022.
•Free cash flow less principal repayments of finance leases and financing obligations improved to an inflow of $32.2 billion for the trailing twelve months, compared with an outflow of $19.8 billion for the trailing twelve months ended December 31, 2022.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations improved to an inflow of $35.5 billion for the trailing twelve months, compared with an outflow of $12.8 billion for the trailing twelve months ended December 31, 2022.
“This Q4 was a record-breaking Holiday shopping season and closed out a robust 2023 for Amazon,” said Andy Jassy, Amazon CEO. “While we made meaningful revenue, operating income, and free cash flow progress, what we’re most pleased with is the continued invention and customer experience improvements across our businesses. The regionalization of our U.S. fulfillment network led to our fastest-ever delivery speeds for Prime members while also lowering our cost to serve; AWS’s continued long-term focus on customers and feature delivery, coupled with new genAI capabilities like Bedrock, Q, and Trainium have resonated with customers and are starting to be reflected in our overall results; our Advertising services continue to improve and drive positive results; our newer businesses are progressing nicely, and along with our more established businesses, collectively making customers’ lives easier and better every day. As we enter 2024, our teams are delivering at a rapid clip, and we have a lot in front of us to be excited about.”

Highlights

Obsessing over the customer experience
Amazon obsesses over how to make customers’ lives better and easier every day with new and improved products and services. This is true for consumers, sellers, brands, developers, enterprises, and creators. For example, Amazon:
•Held a record-breaking Black Friday and Cyber Monday holiday shopping event. Customers worldwide purchased more than 1 billion items on Amazon and saved nearly 70% more during the 11 days of deals compared to the same period in 2022. In the U.S., customers ordered more than 500 million items from independent sellers, most of which are small and medium-sized businesses, and millions of customers signed up for a Prime membership. Through the entire holiday season, customers purchased more items on Amazon than during any previous holiday season.
•Continued to delight customers with fast and convenient delivery. In 2023, Amazon delivered to Prime members at the fastest speeds ever globally, with more than 7 billion units arriving the same or next day, including more than 4 billion in the U.S. and more than 2 billion in Europe. Amazon now offers Same-Day Delivery in more than 110 U.S. metro areas and operates more than 55 dedicated Same-Day sites across the U.S. The company increased the number of items delivered through these sites the same day or overnight by more than 65% year-over-year in the fourth quarter and celebrated the delivery of its billionth package from a Same-Day site in December 2023.
•Entered a strategic partnership with Hyundai to bring innovative new experiences to customers. In 2024, Amazon will launch online vehicle sales in the U.S., starting with Hyundai. In addition, Hyundai selected AWS as its preferred cloud provider to accelerate its digital transformation, and starting in 2025, customers who purchase Hyundai’s next-generation vehicles will have access in their vehicles to the same hands-free Alexa experience that they have at home.
•Announced that Prime members in the U.S. can now add health care from One Medical to their Prime membership for $9 per month (or $99 annually) and include up to five additional family members for $6 per month each, making it easier for Prime members to get high-quality primary care in the U.S. This represents savings of up to $100 off the standard One Medical membership fee for individuals and up to $133 for families.
•Expanded Amazon Fresh grocery delivery and free pickup to customers without a Prime membership in the U.S. The company also redesigned multiple Amazon Fresh stores in the UK and U.S. and opened several new Whole Foods

Market stores in the U.S. It also expanded third-party grocery delivery with additional Weis Markets supermarkets in the U.S. and ARCS Supermarket in Japan.
•Added three Buy with Prime shopping benefits for Prime members, including the ability for customers to view, track, and manage orders from participating retailers in their Amazon account; access 24/7 to live-chat support managed by Amazon; and access to an expanded number of return locations, as well as box and label-free returns.
•Had approximately 1 billion customer visits to Amazon.in during Amazon India’s month-long Great Indian Festival sales event. During the event, more than 4 million customers made a purchase on Amazon.in for the first time.
•Announced that Prime Air drone deliveries will expand to Italy, the UK, and an additional location in the U.S. in late 2024. Amazon will also integrate drone deliveries into the company’s Same-Day sites, which will provide customers with faster delivery on a greater selection of items. Prime Air uses drones to safely deliver packages weighing up to five pounds in one hour or less.
•Expanded tools and resources for Amazon sellers in China, including announcing an Innovation Center dedicated to sellers, introducing Supply Chain by Amazon for sellers in China, and establishing five regional global selling centers, all with the goal to expand opportunities for sellers to help them grow their businesses.
•Increased total viewership for the second season of Thursday Night Football (TNF) on Prime Video by 24% year over year, and had double-digit growth (14%) for the second consecutive season in the hard-to-reach 18–34-year-old demographic, according to Nielsen. The November 30 Seahawks-Cowboys game attracted 15.3 million viewers, becoming Prime Video’s most watched TNF game ever, according to Nielsen.
•Released 16 films and series from Amazon MGM Studios, including the second season of Reacher, which was the No. 1 title on Nielsen’s Top 10 Originals Streaming chart for the week it debuted and had the highest number of minutes viewed for any Prime Video title during a single week in 2023 according to Nielsen; second season of Invincible, the most-viewed animated series ever on Prime Video globally; holiday comedy Candy Cane Lane, one of the top 10 most-watched worldwide film debuts ever on Prime Video; thriller Saltburn, which had the highest week-over-week audience growth of any film on Prime Video in 2023; dramedy American Fiction; and sports drama The Boys in the Boat. This awards season, Amazon MGM Studios earned 16 Golden Globe nominations, 68 Emmy nominations and nine wins, and 21 Critics Choice Award nominations for content such as American Fiction, Saltburn, Daisy Jones & The Six, The Marvelous Mrs. Maisel, and The Boys. For the upcoming Oscars, the studio earned five nominations for American Fiction, including for Best Picture.
•Grew Prime Video’s international slate of content with more than 60 local Amazon Originals, including Mr. Dressup: The Magic of Make-Believe (Canada), which was winner of the 2023 People’s Choice Award for Documentary at the Toronto International Film Festival; Sayen: La Ruta Seca (Chile), the action-packed sequel to the most watched Latin American Original movie ever on Prime Video; Operación Triunfo (Spain), Prime Video’s first weekly live entertainment show; and 007: Road To A Million (UK), the world’s first James Bond television format, which was No. 1 on Prime Video in 27 countries worldwide on its launch weekend.
•Expanded Prime Video’s global sports programming with the debut of the Amazon Original sports documentaries Kelce, chronicling Philadelphia Eagles captain Jason Kelce’s 2022 season, and Bye Bye Barry, the story of Barry Sanders’ decision to retire at the height of his NFL career. In live sports, Prime Video added new broadcast rights for NASCAR, the National Women’s Soccer League, and Premier Boxing Champions in the U.S.; ICC Cricket in Australia; and Wimbledon tennis in Austria and Germany.
•Announced AWS European Sovereign Cloud, an independent cloud for Europe, to give public sector customers and those in highly regulated industries more choice to meet stringent compliance mandates in the EU and achieve the operational independence they require without compromising on the broadest and deepest cloud services.
•Expanded AWS’s infrastructure footprint by launching the AWS Canada West (Calgary) Region, the second infrastructure Region in Canada. AWS is the first major cloud services provider to have an infrastructure Region in Western Canada. As of the end of 2023, AWS had 105 Availability Zones within 33 geographic Regions globally, with announced plans for 12 more Availability Zones and four more Regions.
•Announced new commitments, partnerships, and expansions to support AWS customers.
•Amgen expanded its work with AWS to create generative artificial intelligence (generative AI)–based solutions, using Amazon SageMaker to help discover, develop, and accelerate the manufacturing of medicines for patients suffering from serious illnesses. Amgen will also use AWS’s global infrastructure and advanced services to power a new digital data and analytics platform.
•Salesforce, which runs the vast majority of its cloud computing workloads on AWS, significantly expanded its global partnership with AWS. For the first time, Salesforce products are now available in the AWS

Marketplace, giving customers streamlined purchasing options. This expansive partnership makes it easier for customers to bring AWS data into Salesforce products and deepens data and AI integrations between AWS’s and Salesforce’s products. Salesforce will support Amazon Bedrock as part of Salesforce’s open model ecosystem strategy and will expand its use of AWS, including compute, storage, data, and AI technologies.
•Hospitality company Accor S.A. expanded its relationship with AWS to launch a generative AI Travel Assistant using Amazon Bedrock and Amazon SageMaker. The Travel Assistant aims to reinvent the guest experience by enhancing travel planning and booking, while reducing call volumes at Accor’s contact center.
•Financial services provider Mitsubishi UFJ Financial Group (MUFG) signed a multiyear global agreement with AWS as its preferred cloud provider to innovate personalized financial services and use Amazon Bedrock to experiment with more than 100 potential generative AI use cases. By moving from on-premises data centers to AWS, MUFG reduced the cost of operating its standard IT infrastructure by 20%. Using Amazon QuickSight, MUFG lowered operational costs by approximately 70% compared to legacy technology.
•Merck will work with AWS and Accenture to move a substantial portion of Merck’s IT infrastructure to AWS as its preferred cloud services provider. Merck is using services, including high-performance computing on AWS and AWS HealthOmics to speed drug discovery and accelerate therapeutic discovery and Amazon SageMaker for generative AI and machine learning (ML) to improve product manufacturing and availability.
•Ecommerce retailer The Very Group expanded its collaboration with AWS, which included the launch of a Gen AI Innovation Lab. The lab will trial new generative AI retail solutions built on Amazon Bedrock to deliver interactive and personalized digital shopping experiences.
•Automaker SAIC MOTOR selected AWS as its strategic cloud provider for its i-SMART connected vehicle platform. SAIC MOTOR is using AWS’s global infrastructure services to enhance the driving experience and build an elastic and agile connected vehicle architecture that can scale globally. SAIC MOTOR will use Amazon Bedrock to personalize the in-vehicle experience and to automatically diagnose vehicle issues.
•Multinational telecom Axiata Group Berhad selected AWS as its primary cloud provider to accelerate its digital transformation across its operating companies by using AWS’s generative AI and ML capabilities, including Amazon Bedrock and Amazon SageMaker. By the end of 2024, Axiata will migrate more than 650 services spanning customer service, enterprise resource planning, and human resources, along with 80 ML applications.
•Energy company HD Hyundai Oilbank will transform its refining and petrochemical business into a platform for eco-friendly energy by going all-in on AWS, forecasting to reduce IT cost by 20%. The company will launch an electric vehicle charging business on AWS, optimize the refinery process using ML and generative AI with Amazon Bedrock, deliver data-driven insights such as energy-demand forecasting, and improve operations like inventory management.
•LG AI Research, the research hub of LG Group, launched an AI image-to-text captioning solution on AWS at 66% lower cost and with 83% faster data processing than on-premises infrastructure. The new captioning solution uses a multimodal foundation model (FM) built using Amazon Elastic Compute Cloud (Amazon EC2) and Amazon SageMaker that creates more accurate content than previous solutions.
•Travel lifestyle brand Cathay selected AWS as its cloud provider and migrated more than 50% of its legacy and critical enterprise workloads to AWS, reducing IT infrastructure costs by 40%. The new Cathay Machine Learning Innovation Hub will help automate operations, train employees on ML, and enhance air travel experiences. Cathay’s cargo business is using Amazon SageMaker, Amazon OpenSearch Service, and Amazon Redshift to build a revenue management model to increase profitability and customer loyalty.
•BYD, a manufacturer of new energy vehicles, selected AWS as its preferred cloud provider to support the automaker’s global business, innovate new services to enhance the driving experience, and lower vehicle development costs.

Inventing on behalf of customers
Amazon is driven by a passion for invention across all of its business areas. The company builds new products and services that customers ask for, and also invents new ones that customers didn’t know they wanted but make their lives or businesses better in some meaningful way. For example, Amazon:
•Launched several new AI-powered innovations to help customers shop for fashion with more confidence in Amazon’s store, including personalized size recommendations using AI and ML to help customers find what size fits them best,

Fit Review Highlights with personalized feedback from customers who wear the same size, and improved size charts that make it easier for customers to find relevant information in a more visually engaging way. Amazon also developed a Fit Insights Tool to help brands and selling partners better understand customer fit issues and incorporate feedback into future designs and manufacturing.
•Announced Rufus, a new generative AI-powered conversational shopping experience. Rufus is an expert shopping assistant trained on Amazon’s product catalog and information from across the web to answer customer questions on shopping needs, products, and comparisons, make recommendations based on this context, and facilitate product discovery. Customers can simply start typing or speaking their questions into the search bar in the Amazon Shopping app, or choose from a set of pre-populated questions, and Amazon will provide answers via a chat dialog box to help customers make more informed purchase decisions. Rufus launched in beta to a small subset of customers and will progressively roll out to the rest of Amazon’s U.S. customers in the coming weeks.
•Introduced new advertising tools to help brands connect with customers and grow their businesses, including:
•A generative AI solution to help brands produce lifestyle imagery that can improve the performance of their ads while also making them more engaging.
•A sponsored TV offering to enable brands that sell in Amazon’s U.S. store to run streaming TV ad campaigns with no minimum spend on Amazon Freevee, Twitch, and third-party streaming services through Fire TV apps.
•More than 15 new advertising capabilities, including enhanced audience insights and advanced campaign planning, activation, and optimization controls that help advertisers more efficiently reach relevant audiences and drive meaningful business outcomes.
•Amazon Publisher Cloud, a tool built on AWS Clean Rooms’ secure data collaboration environment, that enables publishers to analyze first-party data together with Amazon Ads insights and offer custom media buys for advertisers that improve campaign performance.
•Achieved a 100% success rate for Project Kuiper’s Protoflight mission. The mission validated key technologies that underpin the satellite broadband network, allowing Project Kuiper to scale satellite production ahead of full-scale deployment beginning this year. Project Kuiper also announced a private connectivity service with AWS, which will allow customers to send data from remote locations directly to the cloud without relying on public internet, as well as a collaboration with Japan’s leading mobile network provider, Nippon Telegraph and Telephone Corporation, and Asia’s largest satellite operator, SKY Perfect JSAT Corporation.
•Held the 12th AWS re:Invent conference, which welcomed over 50,000 in-person attendees and more than 300,000 virtually, where AWS announced new technologies and capabilities that help customers of all sizes take advantage of generative AI, improve productivity, and enhance their security posture. These include:
•Amazon Q, the coding companion from AWS. Q is an expert on AWS—it writes code, debugs code, tests code, and does translations, such as moving from an old version of Java to a new one. It can also query AWS customers’ various data repositories (e.g. intranets, wikis, and from over 40 different popular connectors to data stored using Salesforce, Amazon S3, ServiceNow, Slack, Atlassian, or Zendesk) to answer questions, summarize data, carry on a conversation, and take action. Like all AWS services, Q was designed with security and privacy in mind from the start, making it easier for organizations to use generative AI safely. Q is the most capable work assistant available and keeps getting better.
•Expanded model choice and added new capabilities for Amazon Bedrock, AWS’s fully-managed service for leveraging existing large language models (LLMs) and customizing them with their own data—all without sacrificing the leading security, reliability, and operational performance that is synonymous with AWS. AWS is continuing to rapidly iterate on Bedrock, recently delivering capabilities including Guardrails to safeguard what questions applications will answer, Knowledge Bases to expand models’ knowledge base with Retrieval Augmented Generation, Agents to complete multi-step tasks, and Fine-Tuning to keep teaching and refining models, all to help customers’ applications be higher quality and offer better customer experiences. With Bedrock, AWS offers a choice of high-performing FMs from leading AI companies and added the latest new models from Anthropic, Cohere, Meta, Stability AI, and its own Amazon Titan family of FMs, expanding customers’ choice of industry-leading models to support a variety of use cases. Customers want a service that makes this experimenting and iterating simple, and this is what Bedrock does, which is why customers are so excited about it.
•New capabilities in Amazon SageMaker to accelerate building, training, and deploying LLMs and other FMs. Amazon SageMaker HyperPod reduces time to train FMs by up to 40% by providing purpose-built infrastructure for distributed training at scale. Amazon SageMaker Inference reduces FM deployment costs by 50% on average and latency by 20% on average by optimizing the use of accelerators.
•The next generation of AWS chips optimized for the cloud, which deliver advancements in price performance with each successive generation. AWS Graviton4 chips provide up to 30% better compute performance, 50% more cores, and 75% more memory bandwidth than current generation AWS Graviton3 processors for a broad range of customer workloads running in Amazon EC2.
•AWS Trainium2 chips, which are designed to deliver up to four times faster ML training for generative AI applications and three times more memory capacity compared to first generation AWS Trainium chips.
•An expanded collaboration between AWS and NVIDIA to deliver the most advanced infrastructure, software, and services to power customers’ generative AI innovations. AWS will be the first cloud provider to bring NVIDIA GH200 Grace Hopper Superchips with multi-node NVLink technology to the cloud. NVIDIA and AWS are also collaborating on Project Ceiba to design the world’s fastest GPU-powered AI supercomputer, hosted by AWS for NVIDIA’s own research and development team.
•The general availability of Amazon EC2 Capacity Blocks for ML, a first-of-its-kind consumption model that enables customers to reserve the amount of GPU capacity they need for short durations to run their ML workloads, eliminating the need to hold onto GPUs when not in use.
•The general availability of Amazon S3 Express One Zone, a high-performance, single-zone Amazon S3 storage class and the lowest latency cloud object storage available, delivering single-digit millisecond data access for customers’ most latency-sensitive applications, such as ML training and inference, and media content creation.
•Four integrations that enable customers to make data access and analysis faster, without building and managing complex extract, transform, and load (ETL) data pipelines. Amazon Aurora PostgreSQL, Amazon DynamoDB, and Amazon Relational Database Service (Amazon RDS) for MySQL zero-ETL integrations with Amazon Redshift enable customers to analyze data from multiple sources without building and maintaining custom data pipelines. Amazon DynamoDB zero-ETL integration with Amazon OpenSearch Service enables full-text and vector search on operational data in near real time.
•Amazon Aurora Limitless Database, Amazon ElastiCache Serverless, and AI-driven scaling and optimizations for Amazon Redshift Serverless, which make it faster and easier for customers to scale their data infrastructure to support their most demanding use cases. These innovations build on AWS’s serverless technologies to help customers manage data at any scale and simplify their operations, so they can focus on innovating for their end users without spending time and effort provisioning, managing, and scaling their data infrastructure.
•Generative AI capabilities in Amazon Connect, AWS’s cloud contact center that enables organizations to boost productivity, save costs, and improve customer service experiences, such as Amazon Q in Connect to assist agents with real-time responses and recommended actions to help improve customer satisfaction, and Amazon Connect Contact Lens to add AI-generated summaries from customer conversations.

Empowering employees and delivery service partners
In addition to its focus on customers, Amazon strives to make every day better for its employees and delivery service partners. For example, the company:
•Launched Sequoia, a new robotics system that allows Amazon to identify and store inventory up to 75% faster and, when integrated with other technologies, will reduce order process time by up to 25%. Sequoia supports employee safety by collecting inventory into totes and bringing the totes to newly designed ergonomic workstations. From there, employees can lift the totes using their power zone—mid-thigh to mid-chest—reducing how often they have to reach or squat down to pick customer orders.
•Introduced Automated Vehicle Inspection (AVI), an AI-powered technology that performs a full-vehicle inspection in seconds. The system runs on AWS and can spot anomalies in Amazon delivery vans—from tire deformities and undercarriage wear to bent or warped body pieces—before they become on-road problems. AVI is available in Canada, Germany, the UK, and the U.S.
•Announced a £170 million investment in UK hourly employees—increasing the minimum starting pay by £1 per hour and bringing the minimum starting hourly wage for frontline operations employees in the UK to between £12.30 and £13.00 by April 2024. The increase means Amazon’s minimum starting pay in the UK will have increased 20% over two years, and 50% since 2018.

•Gave Amazon customers a way to show appreciation for delivery drivers during the holiday season with the “Alexa, Thank My Driver” promotion. Over a two-day period, customers thanked their drivers 2 million times, with drivers receiving $5 per thank you at no cost to the customer.

Supporting communities and protecting the environment
Amazon believes that success and scale bring broad responsibility to help the planet, future generations, and communities. Amazon employees have passion for investing in these areas, and a sampling of the efforts from this past quarter are that Amazon:
•Released the company’s U.S. Community Impact Report, which shows Amazon has delivered more than 33 million meals directly to underserved families from 2020 to 2023; donated over 88 million pounds of food from 2020 to 2023; provided STEM education, literacy, and career exploration courses to 6,000 schools and 560,000 students during the 2022-2023 academic year; and provided free training in cloud computing and technology to more than 13 million adults in the last year.
•Provided more than 75,000 relief items to communities impacted by Hurricane Otis near Acapulco, Mexico, using Amazon’s global logistics capabilities. AWS also supported nonprofit Help.NGO to build an emergency connectivity network in Mexico to allow first responders to map the impacted area, and offered cloud computing resources to process mapping data collected on-site to assess storm damage.
•Announced new renewable energy projects, including Amazon’s first brownfield solar project, which will repurpose a previously polluted Maryland coal mine site into a solar farm; 11 renewable energy projects across Texas; Amazon’s first renewable energy project in South Korea; and a 198-megawatt wind farm in India. In 2023, Amazon added 100 new solar and wind projects.
•Announced Amazon’s first U.S. fulfillment center to eliminate plastic delivery packaging and replace it with paper packaging that is curbside recyclable, part of a multi-year plan to convert U.S. fulfillment centers to paper packaging. In addition, Amazon announced that delivery packaging is now fully recyclable in Europe.
•Announced that AWS more than doubled the amount of lower-carbon concrete and steel used to build its data centers in 2023 compared to 2022. AWS collaborates with local suppliers to increase the availability of these materials across the construction industry. Emissions released during building materials’ life cycle accounts for around 11% of global carbon emissions.
•Published the AWS Economic Impact Study, which highlights that AWS invested more than $108 billion in U.S. cloud infrastructure from 2011 through 2022, contributed nearly $38 billion in estimated gross domestic product to the U.S. economy, and supported an estimated annual average of nearly 30,000 jobs in local communities where AWS operates.
•Launched AI Ready to provide free AI skills training to 2 million people globally by 2025. The program includes eight free AWS-designed AI courses and a new generative AI scholarship program to help more than 50,000 high school and university students from underserved and underrepresented communities gain AI skills.
Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of February 1, 2024, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic and geopolitical conditions and customer demand and spending (including the impact of recessionary fears), inflation, interest rates, regional labor market constraints, world events, the rate of growth of the internet, online commerce, cloud services, and new and emerging technologies, and the various factors detailed below.
First Quarter 2024 Guidance
•Net sales are expected to be between $138.0 billion and $143.5 billion, or to grow between 8% and 13% compared with first quarter 2023. This guidance anticipates a favorable impact of approximately 40 basis points from foreign exchange rates.
•Operating income is expected to be between $8.0 billion and $12.0 billion, compared with $4.8 billion in first quarter 2023. This guidance includes approximately $0.9 billion lower depreciation expense due to an increase in the estimated useful life of our servers beginning on January 1, 2024.
•This guidance assumes, among other things, that no additional business acquisitions, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results and outcomes could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, security breaches, system interruptions, government regulation and taxation, and fraud. In addition, global economic and geopolitical conditions and additional or unforeseen circumstances, developments, or events may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Amazon strives to be Earth’s Most Customer-Centric Company, Earth’s Best Employer, and Earth’s Safest Place to Work. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Career Choice, Fire tablets, Fire TV, Amazon Echo, Alexa, Just Walk Out technology, Amazon Studios, and The Climate Pledge are some of the things pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2023	2022	2023

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$35,178	$50,081	$36,477	$54,253
OPERATING ACTIVITIES:
Net income (loss)	278	10,624	(2,722)	30,425
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	12,685	13,820	41,921	48,663
Stock-based compensation	5,606	6,319	19,621	24,023
Non-operating expense (income), net	3,445	(339)	16,966	(748)
Deferred income taxes	(3,367)	(1,464)	(8,148)	(5,876)
Changes in operating assets and liabilities:
Inventories	3,180	2,643	(2,592)	1,449
Accounts receivable, net and other	(4,741)	(7,447)	(8,622)	(8,348)
Other assets	(4,047)	(2,802)	(13,275)	(12,265)
Accounts payable	9,852	10,888	2,945	5,473
Accrued expenses and other	5,777	6,594	(1,558)	(2,428)
Unearned revenue	505	3,629	2,216	4,578
Net cash provided by (used in) operating activities	29,173	42,465	46,752	84,946
INVESTING ACTIVITIES:
Purchases of property and equipment	(16,592)	(14,588)	(63,645)	(52,729)
Proceeds from property and equipment sales and incentives	1,152	1,235	5,324	4,596
Acquisitions, net of cash acquired, non-marketable investments, and other	(831)	(381)	(8,316)	(5,839)
Sales and maturities of marketable securities	5,683	1,568	31,601	5,627
Purchases of marketable securities	(233)	(435)	(2,565)	(1,488)
Net cash provided by (used in) investing activities	(10,821)	(12,601)	(37,601)	(49,833)
FINANCING ACTIVITIES:
Common stock repurchased	—	—	(6,000)	—
Proceeds from short-term debt, and other	10,607	734	41,553	18,129
Repayments of short-term debt, and other	(15,797)	(6,338)	(37,554)	(25,677)
Proceeds from long-term debt	8,235	—	21,166	—
Repayments of long-term debt	(1,257)	(290)	(1,258)	(3,676)
Principal repayments of finance leases	(1,640)	(779)	(7,941)	(4,384)
Principal repayments of financing obligations	(62)	(73)	(248)	(271)
Net cash provided by (used in) financing activities	86	(6,746)	9,718	(15,879)
Foreign currency effect on cash, cash equivalents, and restricted cash	637	691	(1,093)	403
Net increase (decrease) in cash, cash equivalents, and restricted cash	19,075	23,809	17,776	19,637
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$54,253	$73,890	$54,253	$73,890
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt, net of capitalized interest	$629	$787	$1,561	$2,608
Cash paid for operating leases	2,365	2,766	8,633	10,453
Cash paid for interest on finance leases	84	74	374	308
Cash paid for interest on financing obligations	55	46	207	196
Cash paid for income taxes, net of refunds	1,695	4,197	6,035	11,179
Assets acquired under operating leases	4,769	2,977	18,800	14,052
Property and equipment acquired under finance leases, net of remeasurements and modifications	317	211	675	642
Property and equipment recognized during the construction period of build-to-suit lease arrangements	310	49	3,187	357
Property and equipment derecognized after the construction period of build-to-suit lease arrangements, with the associated leases recognized as operating	1,851	162	5,158	1,374

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2023	2022	2023

Net product sales	$70,531	$76,703	$242,901	$255,887
Net service sales	78,673	93,258	271,082	318,898
Total net sales	149,204	169,961	513,983	574,785
Operating expenses:
Cost of sales	85,640	92,553	288,831	304,739
Fulfillment	23,103	26,095	84,299	90,619
Technology and infrastructure	20,814	22,038	73,213	85,622
Sales and marketing	12,818	12,902	42,238	44,370
General and administrative	3,333	3,010	11,891	11,816
Other operating expense (income), net	759	154	1,263	767
Total operating expenses	146,467	156,752	501,735	537,933
Operating income	2,737	13,209	12,248	36,852
Interest income	445	901	989	2,949
Interest expense	(694)	(713)	(2,367)	(3,182)
Other income (expense), net	(3,450)	289	(16,806)	938
Total non-operating income (expense)	(3,699)	477	(18,184)	705
Income (loss) before income taxes	(962)	13,686	(5,936)	37,557
Benefit (provision) for income taxes	1,227	(3,062)	3,217	(7,120)
Equity-method investment activity, net of tax	13	—	(3)	(12)
Net income (loss)	$278	$10,624	$(2,722)	$30,425
Basic earnings per share	$0.03	$1.03	$(0.27)	$2.95
Diluted earnings per share	$0.03	$1.00	$(0.27)	$2.90
Weighted-average shares used in computation of earnings per share:
Basic	10,220	10,356	10,189	10,304
Diluted	10,308	10,610	10,189	10,492

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2023	2022	2023

Net income (loss)	$278	$10,624	$(2,722)	$30,425
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(36), $(59), $100, and $(55)	2,075	1,765	(2,586)	1,027
Available-for-sale debt securities:
Change in net unrealized gains (losses), net of tax of $162, $(58), $159, and $(110)	272	192	(823)	366
Less: reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $0, $0, and $(15)	281	2	298	50
Net change	553	194	(525)	416
Other, net of tax of $0, $(1), $0, and $(1)	—	4	—	4
Total other comprehensive income (loss)	2,628	1,963	(3,111)	1,447
Comprehensive income (loss)	$2,906	$12,587	$(5,833)	$31,872

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2023	2022	2023

North America
Net sales	$93,363	$105,514	$315,880	$352,828
Operating expenses	93,603	99,053	318,727	337,951
Operating income (loss)	$(240)	$6,461	$(2,847)	$14,877

International
Net sales	$34,463	$40,243	$118,007	$131,200
Operating expenses	36,691	40,662	125,753	133,856
Operating loss	$(2,228)	$(419)	$(7,746)	$(2,656)

AWS
Net sales	$21,378	$24,204	$80,096	$90,757
Operating expenses	16,173	17,037	57,255	66,126
Operating income	$5,205	$7,167	$22,841	$24,631

Consolidated
Net sales	$149,204	$169,961	$513,983	$574,785
Operating expenses	146,467	156,752	501,735	537,933
Operating income	2,737	13,209	12,248	36,852
Total non-operating income (expense)	(3,699)	477	(18,184)	705
Benefit (provision) for income taxes	1,227	(3,062)	3,217	(7,120)
Equity-method investment activity, net of tax	13	—	(3)	(12)
Net income (loss)	$278	$10,624	$(2,722)	$30,425

Segment Highlights:
Y/Y net sales growth (decline):
North America	13%	13%	13%	12%
International	(8)	17	(8)	11
AWS	20	13	29	13
Consolidated	9	14	9	12
Net sales mix:
North America	63%	62%	61%	61%
International	23	24	23	23
AWS	14	14	16	16
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)
 (unaudited)

	December 31, 2022	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$53,888	$73,387
Marketable securities	16,138	13,393
Inventories	34,405	33,318
Accounts receivable, net and other	42,360	52,253
Total current assets	146,791	172,351
Property and equipment, net	186,715	204,177
Operating leases	66,123	72,513
Goodwill	20,288	22,789
Other assets	42,758	56,024
Total assets	$462,675	$527,854
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,600	$84,981
Accrued expenses and other	62,566	64,709
Unearned revenue	13,227	15,227
Total current liabilities	155,393	164,917
Long-term lease liabilities	72,968	77,297
Long-term debt	67,150	58,314
Other long-term liabilities	21,121	25,451
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 500 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 100,000 shares authorized; 10,757 and 10,898 shares issued; 10,242 and 10,383 shares outstanding)	108	109
Treasury stock, at cost	(7,837)	(7,837)
Additional paid-in capital	75,066	99,025
Accumulated other comprehensive income (loss)	(4,487)	(3,040)
Retained earnings	83,193	113,618
Total stockholders’ equity	146,043	201,875
Total liabilities and stockholders’ equity	$462,675	$527,854

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$39,665	$46,752	$54,330	$61,841	$71,654	$84,946	82%
Operating cash flow -- TTM Y/Y growth (decline)	(27)%	1%	38%	74%	81%	82%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$59,351	$58,321	$57,649	$53,963	$50,220	$48,133	(17)%
Principal repayments of finance leases -- TTM	$8,561	$7,941	$6,544	$5,705	$5,245	$4,384	(45)%
Principal repayments of financing obligations -- TTM	$233	$248	$226	$244	$260	$271	9%
Equipment acquired under finance leases -- TTM (1)	$868	$299	$285	$269	$239	$310	4%
Principal repayments of all other finance leases -- TTM (2)	$706	$670	$625	$631	$694	$683	2%
Free cash flow -- TTM (3)	$(19,686)	$(11,569)	$(3,319)	$7,878	$21,434	$36,813	N/A
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$(28,480)	$(19,758)	$(10,089)	$1,929	$15,929	$32,158	N/A
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$(21,493)	$(12,786)	$(4,455)	$6,734	$20,241	$35,549	N/A
Common shares and stock-based awards outstanding	10,597	10,627	10,625	10,794	10,792	10,788	2%
Common shares outstanding	10,198	10,242	10,258	10,313	10,330	10,383	1%
Stock-based awards outstanding	399	384	367	481	462	406	6%
Stock-based awards outstanding -- % of common shares outstanding	3.9%	3.8%	3.6%	4.7%	4.5%	3.9%	N/A
Results of Operations
Worldwide (WW) net sales	$127,101	$149,204	$127,358	$134,383	$143,083	$169,961	14%
WW net sales -- Y/Y growth, excluding F/X	19%	12%	11%	11%	11%	13%	N/A
WW net sales -- TTM	$502,191	$513,983	$524,897	$538,046	$554,028	$574,785	12%
WW net sales -- TTM Y/Y growth, excluding F/X	12%	13%	13%	13%	12%	12%	N/A
Operating income	$2,525	$2,737	$4,774	$7,681	$11,188	$13,209	383%
F/X impact -- favorable	$357	$213	$139	$104	$132	$85	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(55)%	(27)%	26%	128%	338%	379%	N/A
Operating margin -- % of WW net sales	2.0%	1.8%	3.7%	5.7%	7.8%	7.8%	N/A
Operating income -- TTM	$12,971	$12,248	$13,353	$17,717	$26,380	$36,852	201%
Operating income -- TTM Y/Y growth (decline), excluding F/X	(57)%	(54)%	(37)%	10%	99%	197%	N/A
Operating margin -- TTM % of WW net sales	2.6%	2.4%	2.5%	3.3%	4.8%	6.4%	N/A
Net income	$2,872	$278	$3,172	$6,750	$9,879	$10,624	N/A
Net income per diluted share	$0.28	$0.03	$0.31	$0.65	$0.94	$1.00	N/A
Net income (loss) -- TTM	$11,323	$(2,722)	$4,294	$13,072	$20,079	$30,425	N/A
Net income (loss) per diluted share -- TTM	$1.10	$(0.27)	$0.42	$1.26	$1.93	$2.90	N/A
______________________________
(1)For the twelve months ended December 31, 2022 and 2023, this amount relates to equipment included in “Property and equipment acquired under finance leases, net of remeasurements and modifications” of $675 million and $642 million.
(2)For the twelve months ended December 31, 2022 and 2023, this amount relates to property included in “Principal repayments of finance leases” of $7,941 million and $4,384 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases, net of remeasurements and modifications,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Y/Y % Change
Segments
North America Segment:
Net sales	$78,843	$93,363	$76,881	$82,546	$87,887	$105,514	13%
Net sales -- Y/Y growth, excluding F/X	20%	14%	11%	11%	11%	13%	N/A
Net sales -- TTM	$304,877	$315,880	$323,517	$331,633	$340,677	$352,828	12%
Operating income (loss)	$(412)	$(240)	$898	$3,211	$4,307	$6,461	N/A
F/X impact -- favorable (unfavorable)	$95	$76	$41	$(7)	$(27)	$(13)	N/A
Operating income (loss) -- Y/Y growth (decline), excluding F/X	(158)%	53%	N/A	N/A	N/A	N/A	N/A
Operating margin -- % of North America net sales	(0.5)%	(0.3)%	1.2%	3.9%	4.9%	6.1%	N/A
Operating income (loss) -- TTM	$(2,813)	$(2,847)	$(381)	$3,457	$8,176	$14,877	N/A
Operating margin -- TTM % of North America net sales	(0.9)%	(0.9)%	(0.1)%	1.0%	2.4%	4.2%	N/A
International Segment:
Net sales	$27,720	$34,463	$29,123	$29,697	$32,137	$40,243	17%
Net sales -- Y/Y growth, excluding F/X	12%	5%	9%	10%	11%	13%	N/A
Net sales -- TTM	$120,816	$118,007	$118,371	$121,003	$125,420	$131,200	11%
Operating loss	$(2,466)	$(2,228)	$(1,247)	$(895)	$(95)	$(419)	(81)%
F/X impact -- favorable (unfavorable)	$(216)	$(331)	$(174)	$32	$228	$160	N/A
Operating loss -- Y/Y growth (decline), excluding F/X	147%	17%	(16)%	(48)%	(87)%	(74)%	N/A
Operating margin -- % of International net sales	(8.9)%	(6.5)%	(4.3)%	(3.0)%	(0.3)%	(1.0)%	N/A
Operating loss -- TTM	$(7,145)	$(7,746)	$(7,712)	$(6,836)	$(4,465)	$(2,656)	(66)%
Operating margin -- TTM % of International net sales	(5.9)%	(6.6)%	(6.5)%	(5.6)%	(3.6)%	(2.0)%	N/A
AWS Segment:
Net sales	$20,538	$21,378	$21,354	$22,140	$23,059	$24,204	13%
Net sales -- Y/Y growth, excluding F/X	28%	20%	16%	12%	12%	13%	N/A
Net sales -- TTM	$76,498	$80,096	$83,009	$85,410	$87,931	$90,757	13%
Operating income	$5,403	$5,205	$5,123	$5,365	$6,976	$7,167	38%
F/X impact -- favorable (unfavorable)	$478	$468	$272	$79	$(69)	$(62)	N/A
Operating income -- Y/Y growth (decline), excluding F/X	1%	(10)%	(26)%	(8)%	30%	39%	N/A
Operating margin -- % of AWS net sales	26.3%	24.3%	24.0%	24.2%	30.3%	29.6%	N/A
Operating income -- TTM	$22,929	$22,841	$21,446	$21,096	$22,669	$24,631	8%
Operating margin -- TTM % of AWS net sales	30.0%	28.5%	25.8%	24.7%	25.8%	27.1%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Y/Y % Change
Net Sales
Online stores (1)	$53,489	$64,531	$51,096	$52,966	$57,267	$70,543	9%
Online stores -- Y/Y growth, excluding F/X	13%	2%	3%	5%	6%	8%	N/A
Physical stores (2)	$4,694	$4,957	$4,895	$5,024	$4,959	$5,152	4%
Physical stores -- Y/Y growth, excluding F/X	10%	6%	7%	7%	6%	4%	N/A
Third-party seller services (3)	$28,666	$36,339	$29,820	$32,332	$34,342	$43,559	20%
Third-party seller services -- Y/Y growth, excluding F/X	23%	24%	20%	18%	18%	19%	N/A
Advertising services (4)	$9,548	$11,557	$9,509	$10,683	$12,060	$14,654	27%
Advertising services -- Y/Y growth, excluding F/X	30%	23%	23%	22%	25%	26%	N/A
Subscription services (5)	$8,903	$9,189	$9,657	$9,894	$10,170	$10,488	14%
Subscription services -- Y/Y growth, excluding F/X	14%	17%	17%	14%	13%	13%	N/A
AWS	$20,538	$21,378	$21,354	$22,140	$23,059	$24,204	13%
AWS -- Y/Y growth, excluding F/X	28%	20%	16%	12%	12%	13%	N/A
Other (6)	$1,263	$1,253	$1,027	$1,344	$1,226	$1,361	9%
Other -- Y/Y growth (decline), excluding F/X	168%	80%	57%	26%	(3)%	8%	N/A

Stock-based Compensation Expense
Cost of sales	$190	$208	$165	$251	$193	$227	9%
Fulfillment	$727	$757	$603	$932	$732	$823	9%
Technology and infrastructure	$3,036	$3,126	$2,574	$4,043	$3,284	$3,533	13%
Sales and marketing	$1,128	$1,092	$993	$1,303	$1,111	$1,216	11%
General and administrative	$475	$423	$413	$598	$509	$520	23%
Total stock-based compensation expense	$5,556	$5,606	$4,748	$7,127	$5,829	$6,319	13%
Other
WW shipping costs	$19,942	$24,714	$19,937	$20,418	$21,799	$27,326	11%
WW shipping costs -- Y/Y growth	10%	4%	2%	6%	9%	11%	N/A
WW paid units -- Y/Y growth (7)	11%	8%	8%	9%	9%	12%	N/A
WW seller unit mix -- % of WW paid units (7)	58%	59%	59%	60%	60%	61%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	1,544,000	1,541,000	1,465,000	1,461,000	1,500,000	1,525,000	(1)%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth (decline)	5%	(4)%	(10)%	(4)%	(3)%	(1)%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital media content subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes sales of advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising.
(5)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(6)Includes sales related to various other offerings, such as certain licensing and distribution of video content, health care services, and shipping services, and our co-branded credit card agreements.
(7)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.
AWS Customers
•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

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